UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2011

 PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Company Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

  ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
  ☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
  ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2011, the Compensation Committee of the Board of Directors (“Committee”) of Peregrine Pharmaceuticals, Inc. (the “Company”), approved a discretionary award of shares of common stock (“Awards”) to a total of 25 employees of the Company and its wholly owned subsidiary, Avid Bioservices, Inc. (the “Subsidiary”) and one consultant for an aggregate of 74,250 shares.  The Awards, which are not subject to any vesting requirements, will be issued from the Company’s Stock Incentive Plans.  Included as recipients of the Awards are the following named executive officers:

Named Executive Officer	Title	Number of Shares Underlying Stock Award
Steven W. King	Chief Executive Officer	14,000
Paul J. Lytle	Chief Financial Officer	9,000
Shelley P.M. Fussey	V.P., Intellectual Property	5,000
Joseph S. Shan	V.P., Clinical & Regulatory Affairs	5,000

In connection with the grant of the Awards, the Committee determined that the Company would agree to pay each employee applicable federal and applicable state income tax withholdings.  The withholding amounts to be paid by the Company shall be treated and reported as bonus compensation.  Based on the closing price of the Company’s common stock on the date of the Awards, which was $2.37 per share, the amount of bonus compensation that is deemed received by the above named executive officers as a result of the Company’s payment of their respective federal and state income tax withholdings incurred by virtue of the Awards is as follows:

Named Executive Officer	Deemed Bonus
Steven W. King	$57,286
Paul J. Lytle	$36,827
Shelley P.M. Fussey	$17,388
Joseph S. Shan	$20,459

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: February 11, 2011	By: /s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer and
Corporate Secretary